EXHIBIT 10.17

March 20, 2003

Robert Gales

4080 Garland Lane N.

Plymouth, MN 55446

Dear Rob:

We are pleased to confirm our agreement with you as Head of Equity Capital Markets. You will be based in the firm's Minneapolis office and you will report to the Chief Executive Officer.

We have agreed to pay you a base salary of $200,000 per year through December 31, 2004. You will be eligible to receive a bonus from the Equity Capital Markets Management Team bonus pool, which is described in the 2003, 2004 Equity Capital Markets Compensation Plan. As head of Equity Capital Markets, we expect that you will make bonus allocations consistent with practices in our other business units. We currently expect that your bonus will be in the range of 2.5% to 3.5% of total Equity Capital Markets Division's revenues assuming the achievement of our margin targets for the Equity Capital Markets Division. We have agreed, however, that any such bonus for 2003 and 2004 shall not be less than $1 million (each such bonus, a "Guaranteed Bonus"). Any bonus for a particular year will be payable when all other firm‑wide bonuses are paid for such year. All compensation will be subject to standard payroll withholdings.

You will receive additional incentive compensation to the extent you remain employed by us at such times as follows:

(1) to the extent Trailing Twelve Month Equity Revenues (as defined herein) exceed $60 million, we will for the first such instance grant promptly to you the option to purchase 100,000 shares of the common stock of the Company at the closing price of such stock on the date of grant; plus

(2) to the extent Trailing Twelve Month Equity Revenues exceed $85 million, we will for the first such instance grant promptly to you 50,000 shares of restricted stock of the Company.

For purposes of this letter "Trailing Twelve Month Equity Revenues" shall be defined as aggregate gross revenues attributed to the Equity Capital Markets Division during any twelve consecutive month period preceding the calculation of such revenue.

All option or restricted share grants shall be made in accordance with the Company's Long‑Term Incentive Plan (a copy of which is attached) and subject to your execution of agreements relating thereto (the forms of which are attached). Such agreements shall provide, among other things, that the option or restricted stock, as the case may be, will vest in equal annual increments over a three‑year period; provided, however that any unvested shares will be cancelled immediately upon your voluntary termination or termination for Cause. In the event of your involuntary termination without Cause, termination of your employment with First Albany by reason of your death, your being Permanently Disabled (defined below) or your resignation for Good Reason (defined below) prior to December 31, 2004, the awards to be granted based on Trailing Twelve Month Equity Revenues shall be immediately granted in full, to the extent not previously granted, and shall be unrestricted and fully vest, and the exercise price for such grants of options shall be the closing price of the Company's stock on the date of termination of employment. All stock options granted to you shall be exercisable for a period of ninety (90) days following termination of employment. For purposes of this Agreement, "Cause" means (i) the unreasonable or persistent neglect or refusal to perform your duties to First Albany; (ii) gross negligence or willful misconduct in connection with the performance of your duties or (iii) your conviction of a crime constituting a felony.

       Your employment will terminate on the earliest of the date of your resignation, the date of your termination by First Albany, the date of your being Permanently Disabled (as defined below),or the date of your death. If you resign from our employment, your resignation will be treated as voluntary unless you resign for Good Reason (as defined below). If you resign for Good Reason, such termination will be deemed to have been an involuntary termination without Cause. For purposes of this Agreement, "Good Reason" means the Company or First Albany materially breaches this Agreement; provided that you shall first give the Company or First Albany notice of the breach and a 60-day period to cure such breach. For purposes of this Agreement, "Permanently Disabled" means your being unable to perform your responsibilities under this letter agreement for a period of 6 continuous months.

       If your employment is terminated by your death, your being Permanently Disabled, or by you for Good Reason, or by First Albany involuntarily without Cause, First Albany shall pay you, within 15 days of such termination, an amount equal to the remaining base salary which would have otherwise been paid to you through December 31, 2004 had you remained employed at First Albany, plus any unpaid Guaranteed Bonuses. If your employment is terminated by First Albany for Cause, you shall be paid your base salary through the date of such termination and you shall receive no further payments and have no further rights under this Agreement, including the right to be paid any unpaid Guaranteed Bonus. This Agreement shall expire on December 31, 2004, and thereafter you may continue to be employed as an "at will" employee of First Albany

       You agree that during your employment at First Albany and for a period of 6 calendar months following the termination of your employment (regardless of the reason for termination) you will not directly or indirectly solicit (i) any customer or client of First Albany to transfer its business to any other person or entity or (ii) any employee of First Albany or the Company to leave the employ of First Albany or the Company.

       Additionally, by accepting this offer, you acknowledge that First Albany's assets, including but not limited to, financial information, strategies, new products, plans, studies, forecasts, and other non-public information about First Albany and/or its clients, are confidential and trade secrets of First Albany. You agree that you will not disclose such confidential information or trade secrets without the prior written permission of First Albany. You also agree that such disclosure would cause irreparable and material damage to First Albany.

Please note that First Albany considers this letter and all the terms contained herein, to be highly confidential. They should not be discussed, disclosed or shown to anyone, other than authorized corporate employees. This letter contains our entire understanding and supersedes any prior understandings, communications or agreements that we may have had.  In addition, this letter agreement may not be modified or amended except by a written agreement signed by you and First Albany. This letter agreement shall be subject to, governed by and construed in accordance with the laws of the State of New York without regard to its choice of law principles. You agree that the rights and obligations of First Albany shall be assignable by First Albany.

                                                                                           Best regards,

FIRST ALBANY CORPORATION

Alan P. Goldberg

President

FIRST ALBANY COMPANIES INC.

Alan P. Goldberg

President

APG/lma/Emp.1548

ACCEPTED AND AGREED:

/s/ Rob Gales

Rob Gales